Exhibit 10.8

AGREEMENT

        This Agreement is entered into by and among Availent Financial, Inc. ("Company") and Michael L. Banes ("Banes") and Michelle Banes ("M. Banes") (collectively, "the Banes") as follows:

R E C I T A L S

        WHEREAS, Banes is an organizing shareholder and Director of the Company; and,

        WHEREAS, Banes and M. Banes have made various loans to the Company or its wholly owned subsidiary, Availent Mortgage, Inc. ("Availent Mortgage"), the proceeds of which were used by the Company or Availent Mortgage as working capital to assist in sustaining its growth; and,

        WHEREAS, in consideration for such loans, the Company has issued to one or both the Banes, promissory notes in the collective original principal balances of Two Hundred Twenty One Thousand Two Hundred Fifty and No/100 Dollars ($221,250) upon which interest has accrued since the dates of the loans; and,

        WHEREAS, the Company is in need of significant additional working capital and funds with which to obtain certified audited financial statements, complete the steps necessary to become listed on the Over The Counter ("O.T.C.") Bulletin Board and complete the SB-2 Registration of certain of the Company's shares of Common Stock with the U.S. Securities And Exchange Commission ("S.E.C") to enable the Company's shares of Common Stock to be sold in the public markets; and,

        WHEREAS, the Company's ability to raise additional funding from debt or equity investments is dependent upon the Company improving the Company's debt to equity ratios and reducing the Company's liabilities;

        Now therefore, in consideration of the agreements, commitments, covenants and considerations hereinafter set forth the parties hereto agree as follows:

  1.
  Issuance Of Common Stock In Payment Of The Banes' Notes Receivable.    In payment of the Promissory Notes in the total principal sum of Two Hundred Twenty One Thousand Two Hundred Fifty and No/100 Dollars ($221,250) plus all outstanding interest accrued thereon, the Banes agree to accept, and the Company agrees to issue the Banes, the sum of 221,500 shares of the Common Stock of the Company reflected by Certificate No.                        . Such shares shall contain "piggy back registration rights" that will enable the holder of such shares to cause the shares to be registered with shares registered in any registration filed with the U.S. Securities And Exchange Commission ("S.E.C") following the anticipated SB-2 Registration.

  2.
  Release Of Claims And Subrogation Rights.    Other than the claims and benefits arising out of the terms of this Agreement, the Banes hereby forever fully acquit, release, and discharge Availent Financial, Inc. [or, as the case may be, Availent Mortgage, Inc., and any of the partnerships in which Availent Mortgage, Inc. is a partner] (hereinafter collectively referred to as "Availent"), A Public Relations Company, Inc., Consolidated American Energy Resources, Inc., Consolidated American Financial Services Group, Inc., Meadow Holdings Corp., SOS Resources Services, Inc., Apollo Capital Group, Inc., Zeus Capital Group, Inc., George Malina, David Malina, Salvatore Russo, Darren Cioffi and Craig Medoff (hereinafter collectively referred to as the "Consultants") and hereby forever fully acquit, release, and discharge Availent and the Consultants' and Availent's and the Consultants' officers, directors, shareholders, employees, agents, attorneys, assigns, insurers, successors, predecessors, parents, affiliates, and subsidiaries, from any and all past, present and future rights, claims, demands, causes of action, losses, damages and expenses, whether based on tort, contract, statute, or equity, that are, were, or that could be asserted against Availent and/or the Consultants arising out of the undersigned's employment with or by Availent and/or the

    Consultants, as well as of and from any and all other rights, claims, demands, actions, causes of action, losses, damages, and expenses, whether based on tort, contract, statute or equity, that arise out of or that are directly or indirectly related to the undersigned's employment by Availent and Consultants. This release expressly includes, but is not limited to, all claims for recovery of costs and attorneys' fees or other expenses incurred by the undersigned in connection with claims, if any, that could have been asserted against Availent but for this release. This Release is and shall be binding on the undersigned as well as the undersigned's heirs and assigns the Company, its subsidiaries and affiliates, officers, directors, consultants and representatives from any and all liabilities of any nature whatsoever, whether in contract or in tort, specifically including any claims arising under employment agreements, stock warrants, promissory notes and/or indemnification agreements.

  3.
  Notices.    Any notice, statement, or other communication that is required or that may be given under the terms of this Escrow Agreement shall be in writing and shall be sufficient in all respects in properly addressed and delivered personally or by United States certified mail, postage prepaid, as follows:

      A. If to Banes:

      Mr. Michael L. Banes
      184 Diamond Ridge Drive
      Coppell, Texas 75019

      B. If to Mr. Banes:

      Ms. Michelle Banes
      184 Diamond Ridge Drive
      Coppell, Texas 75019

      C. If to Availent:

      Mr. Patrick A. McGeeney
      President
      Availent Financial, Inc.
      2720 Stemmons
      Suite 600
      Dallas, Texas 75207

  4.
  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and/or affiliates.

  5.
  Arbitration; Venue; Jurisdiction. The parties acknowledge and agree that this Agreement is being entered into in Dallas County, Texas and that venue over any disputes shall be in Dallas County, Texas and that the laws of the State of Texas shall apply to the construction, interpretation, and/or application of this Agreement. The parties agree that any dispute that may arise concerning the construction, interpretation or application of this Agreement which cannot be amicably resolved between the parties shall be resolved through mandatory arbitration conducted by three arbitrators in accordance with the rules and pursuant to the administration of the American Arbitration Association. Such arbitration shall be conducted in Dallas County, Texas and shall be final and binding upon the parties. Any party seeking to reduce an award to a final judgment shall do so through initiating litigation in a Dallas County Judicial District Court located in Dallas County, Texas.

  6.
  Ratification; Priority; Verbal Agreements. To the extent any of the foregoing provisions are addressed in any prior agreements, and are not inconsistent with such provisions, such provisions are hereby ratified and confirmed; however, to the extent the provisions of this

    Agreement are in conflict with any prior agreements, whether written or verbal, the provisions of this Agreement shall control. Additionally, no verbal representations or agreements made or entered into prior to the date of this agreement or simultaneously herewith shall be enforceable and any amendments hereto shall be enforceable only if entered into in writing and signed by the party to be charged.

  7.
  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors, subsidiaries, affiliates and assigns.

        Signed as of the 16th day of May, 2003.

COMPANY:
AVAILENT FINANCIAL, INC. A Texas Corporation
By:	/s/ PATRICK A. MCGEENEY
Name: Patrick A. McGeeney Its: President
THE BANES:
/s/ MICHELLE BANES MICHELLE BANES
/s/ MICHAEL L. BANES MICHAEL L. BANES